Exhibit 99.2
OCA ANNOUNCES NYSE TRADING SUSPENSION AND POSSIBLE DELISTING OF ITS COMMON SHARES
Ft. Lauderdale, Florida — (BUSINESS WIRE) — November 14, 2005—OCA, Inc. (NYSE:OCA):
On November 8, 2005 the New York Stock Exchange (the “NYSE”) announced its decision to suspend trading and seek delisting of OCA’s common stock.
OCA immediately advised the NYSE that it would seek be quoted on the Pink Sheets Electronic Quotation Service following the suspension: and OCA is now quoted on the Pink Sheets under the symbol “OCAI”.
OCA has the right to appeal the NYSE's decision to seek delisting of its common stock and intends to do so. OCA does not expect the trading suspension and possible delisting to have a material impact on its operations.
OCA is the leading provider of business services to orthodontists and pediatric dentists. The Company’s client practices provide treatment to patients throughout the United States and in Japan, Mexico, Spain, Brazil and Puerto Rico. For additional information on OCA, visit the Company’s website: www.4braces.com.
Certain statements herein not based on historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology, such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” or “intend.” They include, without limitation, those relating to our liquidity, discussions and negotiations with our lenders, potential extensions, waivers and forbearances with respect to our credit facility, ability to continue to provide services, remediation of control weaknesses and deficiencies and the timing of filing our SEC reports. We caution you not to place undue reliance on these statements in that actual results could differ materially from those indicated, due to a variety of factors including, but not limited to, further delays in completing our financial close process and the 2004 audit, disruption of our relationships with, or loss of a significant number of, our affiliated practices, material reductions in the funds remitted to us by affiliated practices, adverse determinations in our review of certain accounting matters and internal review by the Special Committee, failure or delay in obtaining a waiver or extension or additional borrowings from the lenders on acceptable terms, potential default under our credit facility, potential adverse changes in our financial results and condition, adverse outcomes of litigation against us, or inability to resolve that litigation on favorable terms, inability or delay in successfully executing our strategies or to attract and retain qualified management, personnel and affiliated practitioners, or to effectively market our services and our affiliated practices, impact of competition and existing and future regulations and laws affecting orthodontics, pediatric dentistry and our business, difficulties in staffing and managing foreign offices and other difficulties arising from international expansion, adverse changes in general economic conditions and business conditions, hurricane impact and other risks detailed from time to time in our press releases, Form 10-K for the year ended December 31, 2003, and other filings with the SEC. We undertake no obligation to update these statements to reflect events or circumstances that occur after the date on which they were made.
For information contact: Bart F. Palmisano, Sr. (888) 622-7645